UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2008

SYMMETRY MEDICAL INC.

(Exact name of Registrant as specified in its charter)

Delaware	333-116038	35-1996126
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3724 N State Road 15, Warsaw, Indiana 46582

(Address of Principal executive offices, including Zip Code)

(574) 268-2252

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04                                              Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On March 27, 2008, the Company and Wachovia Bank, National Association, as Administrative Agent, entered into a Second Amendment and Waiver to Amended and Restated Credit Agreement (“Second Amendment”) for purposes of waiving events of default under the Credit Agreement relating to the Sheffield Accounting Irregularities and amending the Company’s financial statement filing deadlines.  Pursuant to the Second Amendment, the Company was required to file its Annual Report on Form 10-K on or before April 14, 2008.  A copy of the Second Amendment is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filing dated April 2, 2008.

On April 14, 2008, the Company notified its Administrative Agent that the filing of its Annual Report on Form 10-K would be extended beyond the April 14, 2008 target date; certain other financial statements as required by the Credit Agreement would be provided beyond the time established by the Credit Agreement; and professional fees incurred in connection with the Sheffield Accounting Irregularities would cause the Company to be unable to comply with a financial covenant of the Credit Agreement.  The Administrative Agent, for the Company’s lenders, informed the Company that an event of default occurred due to these circumstances.  Under the circumstances, the Administrative Agent has the right to accelerate the financial obligations of the Company under the Credit Agreement; however, the Company has not been notified of any acceleration.  The Company is currently working with its lenders to obtain a waiver of the current default.

Please see Press Release furnished as Exhibit 99.1.

Item 9.01                                             Financial Statements and Exhibits.

(d)                              Exhibits

99.1                        “Symmetry Medical Extends 10-K Filing Beyond April 14, 2008 Target” Press Release issued by Symmetry Medical Inc. dated April 14, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Symmetry Medical Inc.

/s/ Fred L. Hite
Date: April 18, 2008	Name: Fred L. Hite
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	“Symmetry Medical Extends 10-K Filing Beyond April 14, 2008 Target” Press Release issued by Symmetry Medical Inc. dated April 14, 2008.